Exhibit 23.9

Tim Carew (P. Geo)

Principal Consultant

SRK Consulting (U.S.), Inc.

5250 Neil Road, Suite 300

Reno, NV 89502

CONSENT OF THIRD-PARTY QUALIFIED PERSON

I, Tim Carew (P. Geo.), in connection with the Registration Statement and Joint Proxy Statement/Prospectus and any amendments or supplements and/or exhibits thereto (collectively, the Form S-4), consent to:

•	the filing and use of the technical report summary titled “Hycroft Project, Technical Report Summary, Heap Leaching Feasibility Study, Winnemucca, Nevada, USA” (the “Technical Report”), with an effective date of July 31, 2019, as an exhibit to and referenced in the Form S-4;
•	the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form S-4 and any such Technical Report; and
•	the information derived, summarized, quoted or referenced from the Technical Report, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form S-4.

I am a qualified person responsible for authoring, and this consent pertains to, the following Sections of the Technical Report:

•	Section 1.12: Executive Summary
•	Section 11: Mineral Resource Estimates
•	Section 22.1: Interpretation and Conclusions

Dated this February 14, 2020

/s/ Tim Carew, P. Geo
Signature of Qualified Person

Tim Carew, P. Geo
Print name of Qualified Person